CAVALIER HOMES, INC.
                              POST OFFICE BOX 300
                       HIGHWAY 41 NORTH AND CAVALIER ROAD
                             ADDISON, ALABAMA 35540

                                 March 23, 1995

Dear Stockholder:

         You are cordially invited to join us at our 1995 Annual Meeting of Stockholders to be held on Wednesday, May 10, 1995, beginning at 10:00 A.M., C.D.T., at The Summit Club, Suite 3100, AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama. At the meeting, we will consider the election of directors, the selection by the Board of Directors of Deloitte & Touche LLP as independent public accountants for the Company and any other business as may properly come before the Annual Meeting.

         Stockholders of the Company who are unable to be present personally at the Annual Meeting may vote by proxy. The enclosed Notice and Proxy Statement contain important information concerning the matters to be considered, and we urge you to review them carefully. You will also find enclosed a copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1994, which we encourage you to read.

         It is important that your shares be voted whether or not you plan to be present at the meeting. Whether you plan to attend or not, please complete, sign, date and return the enclosed form or forms of proxy promptly so that the Company may be assured of the presence of a quorum at the Annual Meeting. If you attend the meeting and wish to vote your shares personally, you may revoke your proxy.

         We look forward to seeing you on May 10.


                                Sincerely yours,

                              CAVALIER HOMES, INC.



                              /s/ Barry B. Donnell

                                Barry B. Donnell
                             Chairman of the Board




                              /S/ Jerry F. Wilson

                                Jerry F. Wilson
                     President and Chief Executive Officer

                              CAVALIER HOMES, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 10, 1995

TO THE STOCKHOLDERS OF CAVALIER HOMES, INC.:

         The Annual Meeting of Stockholders of Cavalier Homes, Inc. a Delaware corporation (the "Company"), will be held at The Summit Club, Suite 3100, AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama, on Wednesday, May 10, 1995, at 10:00 A.M., C.D.T. for the following purposes:

         (1)      To elect five directors;

         (2) To consider the ratification and approval of the appointment by the Board of Directors of Deloitte & Touche LLP as independent public accountants for the Company; and

         (3) To transact such other business as may properly come before the meeting.

Details respecting these matters are set forth in the accompanying Proxy Statement.

         Holders of record of the Common Stock of the Company at the close of business on March 15, 1995 are entitled to notice of and to vote at the Annual Meeting. A list of the stockholders of the Company who are entitled to vote at the Annual Meeting will be available for inspection at 2000 B Southbridge Parkway, Birmingham, Alabama for a period of ten days prior to the Annual Meeting and at the Annual Meeting. The meeting may be adjourned from time to time without notice other than such notice as may be given at the meeting or any adjournment thereof, and any business for which notice is hereby given may be transacted at any such adjourned meeting.

         You are cordially invited to attend the Annual Meeting of the Stockholders of your Company, and we hope you will be present at the meeting.

WHETHER YOU PLAN TO ATTEND OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT THE COMPANY MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE MEETING. A postage-paid envelope is enclosed for your convenience in returning your proxy to the Company.


                       BY ORDER OF THE BOARD OF DIRECTORS



                             /s/ David A. Roberson

                          David A. Roberson, Secretary



Post Office Box 300
Highway 41 North and Cavalier Road
Addison, Alabama 35540
March 23, 1995

                              CAVALIER HOMES, INC.
                              POST OFFICE BOX 300
                       HIGHWAY 41 NORTH AND CAVALIER ROAD
                             ADDISON, ALABAMA 35540


                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 10, 1995

         The accompanying proxy is solicited on behalf of the Board of Directors of Cavalier Homes, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders and any adjournments thereof (the "Annual Meeting") to be held at The Summit Club, Suite 3100, AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama, on Wednesday, May 10, 1995, at 10:00 A.M., C.D.T. This Proxy Statement and the enclosed form of proxy are first being mailed or given to stockholders on or about March 23, 1995.


                              GENERAL INFORMATION

Outstanding Voting Shares; Voting Procedures

         Holders of record of the Common Stock of the Company outstanding at the close of business on March 15, 1995, are entitled to notice of, and to vote at, the Annual Meeting. A total of 4,698,352 shares of Common Stock were outstanding on such date and will be entitled to vote at the Annual Meeting. Each holder of shares of Common Stock entitled to vote has the right to one vote for each share held of record on the record date for each matter to be voted upon.

         The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company entitled to vote, consisting of at least 2,349,177 shares, is necessary to constitute a quorum at the Annual Meeting. Shares of Common Stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining the presence or absence of a quorum without regard to whether the proxy is marked as casting a vote for or against or abstaining with respect to a particular matter. In addition, shares of Common Stock represented by "broker non-votes" will be treated as present for purposes of determining a quorum. In accordance with the Bylaws of the Company, the five nominees receiving the highest vote totals will be elected as directors of the Company. Accordingly, assuming the presence of a quorum, abstentions and broker non-votes will not affect the outcome of the election of directors at the Annual Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required for the approval and ratification of the selection of the Company's independent auditors. Abstentions will be included for purposes of determining whether the requisite number of affirmative votes have been cast with respect to such ratification and, accordingly, will have the same effect as a negative vote. Broker non-votes with respect to the proposal to approve and ratify the selection of auditors will not be considered as present and entitled to vote, and therefore will have no effect on the outcome of the vote.

Voting Your Proxy

         Proxies, in the form enclosed, properly executed by a stockholder and returned to the Board of Directors of the Company, with instructions specified thereon, will be voted at the Annual Meeting in accordance with such instructions. If no specification is made, a properly executed proxy will be voted in favor of:

         (i) The election to the Board of Directors of the five nominees named in this Proxy Statement; and

         (ii)     The  ratification of action taken by the Board of Directors in
                  selecting   Deloitte  &  Touche  LLP  as  independent   public
                  accountants for the Company.

As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented for consideration or action at the Annual Meeting other than the matters stated above. If any other matters properly come before the meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matters.

         A stockholder may revoke a proxy by notice in writing delivered to the Secretary of the Company, David A. Roberson, at any time before it is exercised. A proxy may also be revoked by attending the Annual Meeting and voting in person. The presence of a stockholder at the Annual Meeting will not automatically revoke a proxy previously given to the Company.

Costs of Solicitation

         The cost of soliciting proxies, including the preparation, printing and mailing of this Proxy Statement, will be borne by the Company. The Company may reimburse investment bankers, brokers and other nominees for their expenses incurred in obtaining voting instructions from beneficial owners of Common Stock held of record by such investment bankers, brokers and other nominees; however, the Company has not entered into any written contract or arrangement for such repayment of expenses. In addition to the use of mails, proxies may be solicited by personal interview, telephone or facsimile machine by the directors, officers and employees of the Company, without additional compensation.


                             ELECTION OF DIRECTORS

         The Bylaws of the Company provide for a Board of Directors of not fewer than one nor more than ten members, the exact number to be determined by resolution of the Board of Directors or the stockholders. The present Board of Directors has fixed the number of directors at five members and proposes the election of the five persons listed below, each of whom has consented to being named and to serving in such capacity as directors until the next Annual Meeting of Stockholders and until their successors are duly elected and shall have qualified. Unless otherwise directed, it is intended that shares of Common Stock represented by all proxies received by the Board of Directors will be voted in favor of the nominees listed below. Should any such nominee become unable or decline to accept election, which is not anticipated, it is intended that such shares of Common Stock will be voted for the election of such person or persons as the Board of Directors may recommend.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES SET FORTH BELOW.

         The following table sets forth certain information concerning each nominee, each of whom is currently serving as a director and was previously elected by the stockholders. Each nominee has occupied the position indicated for at least the last five years.

   Name                   Age  Principal Occupation               Director Since

Thomas A. Broughton, III   39  President of First                      1986
                                 Commercial Bank
                                (a state banking corporation)

Barry B. Donnell           55  Chairman of the Board                   1986
                                 of the Company

Lee Roy Jordan             53  President of Lee Roy Jordan             1993
                                 Redwood Lumber Company
                                 (lumber supply business) and
                                 Southern Valve Services, Inc.
                                 (remanufacturer and installer
                                 of industrial valves)

John W Lowe                53  Partner, James, Lowe &                  1984
                                 Mobley (law firm)

Jerry F. Wilson            55  President and Chief Executive           1984
                                 Officer of the Company

Information Regarding Board of Directors and Committees

         During 1994, the Board of Directors of the Company held four regular meetings and five meetings in which the directors participated by conference telephone. Each director attended at least 75% of the aggregate of the number of meetings of the Board of Directors and the number of meetings of all committees on which he served held in 1994.

         The Company currently pays each nonemployee director $2,500 and each director who is employed by the Company $1,250 for each regular Board meeting at which he is in attendance. Each director who participates in a telephone conference Board meeting receives $250 per meeting. Directors also receive $750 for attendance at each committee meeting held on a date when no Board meeting is held and $250 for each committee meeting held by conference telephone. Directors are also reimbursed for travel and out-of-pocket expenses incurred in connection with attending Board and committee meetings.

         Pursuant to the Company's 1993 Amended and Restated Nonemployee Directors Stock Option Plan (the "Nonemployee Directors Plan"), options to purchase 25,000 shares of Common Stock are granted to each nonemployee director upon first being elected to the Board of Directors. In addition to such initial grants, on January 15 of each year, each nonemployee director who has been serving as a director continuously for the preceding calendar year receives an option to purchase 6,250 shares of Common Stock. All such options are granted at an exercise price equal to the fair market value of the Common Stock, which is determined on the basis of the closing price of the Common Stock on the New York Stock Exchange on the date of grant. All options granted under the Nonemployee Directors Plan have a term of ten years, and are exercisable in whole or in part at any time beginning six months after the date of grant; provided, however, that no option is exercisable unless, at all times during the period from the date of grant and ending 12 months before the date of exercise, the optionee was a director of the Company. Pursuant to the Nonemployee Directors Plan, including an amendment to such plan approving the cancellation, regranting and repricing of options granted in January 1994, the following nonemployee directors have options to purchase Common Stock of the Company as follows: (i) Mr. Broughton:
25,000 shares at $9.70 per share, 4,085 shares at $10.875 per share and 6,250 shares at $10.375 per share; (ii) Mr. Jordan: 25,000 shares at $11.20 per share, 4,085 shares at $10.875 per share and 6,250 shares at $10.375 per share; and
(iii) Mr. Lowe: 25,000 shares at $9.70 per share, 4,085 shares at $10.875 per share and 6,250 shares at $10.375 per share.

     The Board of Directors has two standing committees: the Compensation Committee and the Audit Committee. The Compensation Committee, which held four meetings during 1994, is currently composed of Thomas A. Broughton, III, Lee Roy Jordan and John W Lowe. The Compensation Committee administers the Company's stock option plans (other than the Nonemployee Directors Plan) and fixes the compensation of the executive officers of the Company.

         The Audit Committee held two meetings during 1994. The Audit Committee is currently composed of Thomas A. Broughton, III, Lee Roy Jordan and John W Lowe. The Audit Committee, among other things, recommends the selection each year of the Company's independent public accountants, reviews and evaluates the Company's financial statements for reliability and informativeness, reviews the external and internal audit procedures, scope and controls practiced by the Company's independent public accountants and its internal accounting personnel, and evaluates the services performed and fees charged by the Company's independent public accountants to determine, among other things, that the non-audit services performed by such auditors do not compromise their independence.


                    RATIFICATION AND APPROVAL OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors of the Company has unanimously selected, subject to ratification by the stockholders, the accounting firm of Deloitte & Touche LLP as the independent public accountants for the Company for fiscal year 1995. Deloitte & Touche LLP has served as the Company's auditors for many years. Ratification of the selection of auditors is being submitted to the stockholders of the Company because the Board of Directors believes it is an important corporate decision in which stockholders should participate. If the stockholders do not ratify the selection of Deloitte & Touche LLP or if Deloitte & Touche LLP shall decline to act, resign or otherwise become incapable of acting, or if its engagement is otherwise discontinued, the Board of Directors will select other auditors for the period remaining until the 1996 Annual Meeting of Stockholders when engagement of auditors is expected to again be subject to ratification by the stockholders at such meeting.

         Representatives of Deloitte & Touche LLP will be in attendance at the Annual Meeting and will be provided an opportunity to address the meeting and to answer questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION AND APPROVAL OF DELOITTE & TOUCHE LLP.


                 EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

Executive Officers

         The following table sets forth certain information concerning the executive officers of the Company, who are elected annually by the Board of
Directors:

   Name                Age    Position with the Company

Jerry F. Wilson         55    President and Chief Executive Officer

Barry B. Donnell        55    Chairman of the Board

David A. Roberson       38    Chief Financial Officer and Secretary -Treasurer

     Messrs. Wilson's and Donnell's business experience is set forth above (see "Election of Directors"). Mr. Roberson, who is the nephew of Mr. Wilson, has been the Secretary-Treasurer of the Company, and has functioned as its principal financial and accounting officer since 1984.

Ownership of Equity Securities

         Except as set forth below regarding members of management and directors of the Company, there was no person or group who was known by the Company as of March 15, 1995 to be the beneficial owner of more than 5 % of the outstanding Common Stock of the Company. Set forth below is information as of March 15, 1995, with respect to the beneficial ownership of the Common Stock of the Company by (a) each of the directors of the Company (which directors also constitute the nominees for election as directors at the Annual Meeting), (b) the Company's Chief Executive Officer and the two other executive officers of the Company during the fiscal year ended December 31, 1994 and (c) all directors and executive officers of the Company as a group.

                           Number of Shares
 Name                      of Common Stock            Percent of Class(1)

Thomas A. Broughton, III           51,531  (2)              1.0%
Barry B. Donnell                  321,973  (3)              6.2%
Lee Roy Jordan                     25,000  (4)               *
John W Lowe                       111,499  (5)              2.2%
Jerry F. Wilson                   212,500  (6)              4.1%
David A. Roberson                  70,548  (7)              1.4%
Directors and Executive
  Officers as a Group             793,051  (8)             15.4%
  (six persons)

* Represents beneficial ownership of less than 1% of the outstanding shares of the Company's Common Stock.

         (1) Beneficial ownership in the foregoing table is based upon information furnished by the persons listed. For the purposes of the foregoing table, the percentage of class beneficially owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 (the "Exchange Act"), on the basis of 4,698,352 shares of Common Stock, plus 457,718 shares of Common Stock issuable pursuant to the exercise of outstanding options exercisable on March 15, 1995 or within 60 days thereafter. Except as otherwise indicated in these notes to the foregoing table, beneficial ownership includes sole voting and investment power.

         (2)  Includes  7,031  shares   beneficially   owned  in  an  Individual
Retirement Account and 25,000 shares issuable pursuant to stock options exercisable on March 15, 1995 or within 60 days thereafter.

         (3)  Includes  62,500  shares   issuable   pursuant  to  stock  options
exercisable on March 15, 1995 or within 60 days thereafter, and 11,973 shares held by the Donnell Foundation, of which Mr. Donnell is co-trustee.

         (4) Constitutes shares issuable pursuant to stock options exercisable on March 15, 1995 or within 60 days thereafter.

         (5) Includes 25,000 shares issuable pursuant to stock options exercisable on March 15, 1995 or within 60 days thereafter. Includes 6,250 shares owned by adult children of Mr. Lowe, with respect to which Mr. Lowe disclaims beneficial ownership.

         (6) Includes  62,500  shares  issuable   pursuant   to  stock   options
exercisable on March 15, 1995 or within 60 days thereafter.

         (7)  Includes  1,800  shares   beneficially   owned  in  an  Individual
Retirement Account and 50,000 shares issuable pursuant to stock options exercisable on March 15, 1995 or within 60 days thereafter.

         (8) See notes 1-7 above.

                             EXECUTIVE COMPENSATION

         The following tables, graphs and other information provide details concerning executive compensation.

Performance Graph

         The following indexed graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of (i) the Standard and Poor's 500 Stock Index and (ii) a group of public companies, each of which is engaged in the business of designing, producing and selling manufactured homes. The industry group companies included in the index are: Cavco Industries, Inc.; Champion
Enterprises, Inc.; Clayton Homes, Inc.; Fleetwood Enterprises, Inc.; Kit Manufacturing Company; Liberty Homes, Inc.;Nobility Homes, Inc.; Oakwood Homes Corporation; Schult Homes Corporation; and Skyline Corporation.

                     Comparison of Cumulative Total Return
       (Assumes Initial Investment of $100 and Reinvestment of Dividends)
       +-----------------------------------------------------------------------+
   700 |                                                                       |
       |                                                    #                  |
   600 |                                                    #                  |
D      |                                                    #                  |
O  500 |                                        #           #           #      |
L      |                                        #           #           #      |
L  400 |                                        #           #           #      |
A      |                                        #           # ^         # ^    |
R  300 |                                        # ^         # ^         # ^    |
S      |                                        # ^         # ^         # ^    |
   200 |                                        # ^         # ^         # ^    |
       |                   ^         +^         #+^         #+^         #+^    |
   100 |    #+^           +^        #+          #+^         #+^         #+^    |
       |    #+^          #+^        #+          #+^         #+^         #+^    |
     0 |    #+^          #+^        #+          #+^         #+^         #+^    |
       +-----------------------------------------------------------------------+
       |    1989        1990        1991        1992        1993        1994   |
       +-----------------------------------------------------------------------+

          # - CAVALIER HOMES     + - S & P 500      ^ - PEER GROUP

+-----------------------------------------------------------------------------+
|                    1989      1990      1991      1992      1993      1994   |
+-----------------------------------------------------------------------------+
|CAVALIER HOMES       100     62.91      88.41    490.98    660.83    473.99  |
|                                                                             |
|S & P 500            100     96.89     126.42    136.05    149.76    151.74  |
|                                                                             |
|PEER GROUP           100    115.97     168.41    283.64    319.82    281.22  |
+-----------------------------------------------------------------------------+

Report of the Compensation Committee

         General. The Compensation Committee of the Board of Directors consists of three directors, Thomas A. Broughton, III, Lee Roy Jordan and John W Lowe. The Compensation Committee is responsible for establishing the base salary and annual bonus of the Company's executive officers. The Compensation Committee also administers the terms, conditions and policies of, and the benefits granted under, the Company's 1988 Nonqualified Stock Option Plan (the "1988 Plan"), the Long Term Incentive Compensation Plan (the "1986 Plan") and the 1993 Amended and Restated Nonqualified Stock Option Plan (the "1993 Nonqualified Plan").

         Compensation Policies. The Compensation Committee believes that the most effective executive compensation program is one which provides incentives to achieve both increased current profitability and longer term stockholder value. In this regard, the Compensation Committee believes executive compensation should be comprised of a reasonable annual base salary and an annual cash bonus program that rewards the executive officers in a manner directly related to the annual profitability of the Company. The Compensation Committee further believes that annual base salary and bonus arrangements should be supplemented with equity-based programs, pursuant to which the Company affords the ownership and retention of the Company's Common Stock by its executive officers and other key employees. The Compensation Committee endorses the proposition that equity ownership by management is beneficial because it aligns management's and stockholders' interest in the enhancement of stockholder value. In general, considering the cyclical nature of the manufactured housing industry and the Company's business, the philosophy of the Compensation Committee has been to design a compensation system comprised of a cash component that is conservative when the Company's operations are marginal and rewarding when its operations are good, and an equity component that provides the executive officers with a strong incentive to manage the Company's operations with a view towards maintaining and increasing stockholder value. The Compensation Committee feels that the combination of these programs helps to assure that the Company's executive officers and other key employees have a meaningful stake in the Company, its value, and its long-term and short-term performance.

             The Compensation Committee determines base salary, bonus and other components of executive compensation upon the basis of corporate performance, judged by revenues, earnings, stock trading prices, and strategies, and on the basis of the Compensation Committee's subjective perception of a particular executive's performance and worth to the Company, the Company's past compensation practices and a comparison of the Company's executive compensation with the compensation paid by other companies in the same industry (which generally are the companies included in the industry group included in the index for the performance graph set forth above) and, to a lesser extent, a random selection of other companies. In making executive compensation decisions, the Compensation Committee takes the views of Mr. Wilson and Mr. Donnell into account and considers information provided by them. The Compensation Committee has not established particular target levels to be used in judging corporate performance and has not assigned relative weights or values to any of the factors considered in judging corporate performance.

             Generally, base salaries for executive officers are fixed at levels which are comparable to the base salaries for persons in similar positions in other companies in the manufactured housing industry. Bonuses are tied to corporate performance and are set as a percentage of the Company's net income before certain deductions. Stock options are the component of executive compensation that is designed to motivate executives to improve the long-term performance of the Company and the Common Stock in the market, to encourage the Company's executives to achieve superior results over the longer term and to align executive officers' and stockholders' interests. The Compensation Committee's decisions respecting stock option grants generally are made using the same criteria discussed above, and take into consideration the number of unexercised options held by the executive officers, exercise prices and market prices of the Company's Common Stock.

         Chief Executive Officer Compensation. Mr. Wilson's compensation for 1994 was established according to the policies, bases and relationships to corporate performance that are discussed above as being applicable to the Company's executive officers generally. Mr. Wilson's base salary of $96,000 per annum was fixed in 1992 and he received the same base salary in 1993. After taking into account the above factors, the Committee decided there was no reason to change this amount for 1994. In 1992, the Compensation Committee determined that Mr. Wilson should receive an annual incentive bonus equal to 5% of the Company's net income before certain deductions. In making such determination, the Compensation Committee reviewed the Company's then anticipated possible ranges of consolidated net income before income taxes and bonus compensation and subjectively determined what fixed percentage of those figures would result in reasonable compensation for and an adequate incentive to attain corporate performance in those ranges. After reviewing the Company's anticipated operations for 1994, and the criteria described above, the Compensation Committee concluded that the same bonus arrangement should be utilized in 1994. In doing so, the Compensation Committee also took into account the key role played by Mr. Wilson in the Company's operations, that Mr. Wilson's cash compensation had been conservative when the Company's operations had been only marginally profitable, and that under Mr. Wilson's leadership, the Company has experienced a significant and substantial growth in its revenues and earnings.

         The Compensation committee also determined that the Company should implement a split-dollar insurance arrangement for Mr. Wilson, and approved the transfer of a term life policy to him. In making such decision, the Compensation Committee determined that such an arrangement would be beneficial to Mr. Wilson, who would have increased insurance protection and additional liquidity for his estate. In the Compensation Committee's view, such an arrangement may also prove to be beneficial to the stockholders of the Company since, with the increased liquidity that will be provided through such insurance, Mr. Wilson's estate may not be required to liquidate large amounts of the Company's Common Stock on Mr. Wilson's death to provide liquidity that may not otherwise be available. The Compensation Committee also concluded that such an arrangement should be structured so that the Company would ultimately be repaid a substantial part of the premiums paid on Mr. Wilson's behalf. The Compensation Committee did not make any grants of stock options to Mr. Wilson during 1994 in light of the grants already made to him under the 1993 Nonqualified Plan in the latter half of 1993, which were subject to stockholder approval of such plan at the Annual Meeting of Stockholders held in May 1994.

Members of the Compensation Committee:      Thomas A. Broughton, III
                                            Lee Roy Jordan
                                            John W Lowe


Summary Compensation Table

The following summary compensation table sets forth Information concerning compensation for services in all capacities, including cash and non-cash compensation, awarded to, earned by or paid to the Company's Chief Executive Officer and the two other executive officers of the Company in each of the last three fiscal years, unless otherwise noted.

                                                                                   Long Term        All Other
                                       Annual Compensation                      Compensation     Compensation
                                                                                   Awards           ($)(4)
            Name and                                            Other Annual     Securities
           Principal                                            Compensation     Underlying
            Position            Year       Salary ($)    Bonus  ($)(1  ($)(2)     Options (#)(3)

   Jerry F. Wilson              1994       96,000       671,015      -              None             7,938
   President and                1993       96,000       418,450      -            62,500             1,696
   Chief Executive Officer      1992       85,000       258,792      -              None             1,181


   Barry B. Donnell             1994       84,000       405,309      -              None             7,938
   Chairman of the Board        1993       84,000       251,075      -            62,500             1,888
                                1992       72,000       155,125      -              None             1,061


   David A. Roberson            1994       60,000       238,347      -              None             1,706
   Chief Financial Officer;     1993       60,000       133,910      -            50,000             2,057
   Secretary-Treasurer          1992       50,000        74,190      -              None             1,252


         (1) Certain  amounts that were included as Bonus for the years 1993 and
1992  in  prior  Proxy  Statements  have  been   reclassified  as  Other  Annual
Compensation to conform to the classification for the year 1994.

         (2) For the years ended December 31, 1994, 1993 and 1992 none of the named executive officers received perquisites or other personal benefits in excess of the amounts required to be disclosed under the revised rules on executive compensation disclosure adopted by the Securities and Exchange Commission; accordingly, the amounts of such benefits are omitted. Certain amounts that were included as Other Annual Compensation for the year; 1993 and 1992 in prior Proxy Statements have been reclassified as All Other Compensation to conform to the classification for the year 1994.

         (3) Options granted to executive officers during 1993 were granted pursuant to the 1993 Nonqualified Plan.

         (4) Includes the following for 1994: (i) matching contributions made by the Company to its 401(k) plan during 1994 on behalf of each executive officer in the amount of$1,688 each in the case of Messrs. Wilson and Donnell and $1,706 in the case of Mr. Roberson; (ii) directors' fees paid by the Company in 1994 to each of Mr. Wilson and Mr. Donnell in the amount of $6,250; and (iii) payment by the Company of life insurance premiums in the amount of $475 and $104, respectively, in connection with certain split-dollar agreements between the Company and certain associates of each of Mr. Wilson and Mr. Donnell. The amount reflected in the column includes the portion of the premium that is attributable to term insurance coverage for each such executive officer. The agreements provide that the Company is to pay all premiums due on the insurance policies on the life of each such officer, and that upon the earlier of the death of the insured or the cancellation of the policy, the owner of the policy is to reimburse the Company for such premiums, less an amount equal to the cost of current life insurance protection as measured by tables supplied by the Internal Revenue Service. Certain amounts that were included as Other Annual Compensation for the years 1993 and 1992 in prior Proxy Statements have been reclassified as All Other Compensation to conform to the classification for the year 1994.


Information Concerning Stock Options

         The Company did not grant any stock options to any of its executive officers during 1994. The following table sets forth the number and dollar value of stock options held by executive officers of the Company that remained unexercised at year end.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR END OPTION VALUES

                                                       Number of Securities
                                                    Underlying Unexercised       Value of Unexercised
                                                       Option at Fiscal          In-the-Money Options
                   Shares Acquired                         Year End               at Fiscal Year End
       Name          on Exercise    Value Realized     (All Exercisable)           (All Exercisable)

Jerry F. Wilson            0             0                  62,500                      $73,438


Barry B. Donnell           0             0                  62,500                      $73,438


David A. Roberson          0             0                  50,000                      $58,750


                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

             During 1994, the following directors of the Company served, and continue to serve, as members of the Compensation Committee: Thomas A. Broughton, III, Lee Roy Jordan and John W Lowe.

         Mr. Lowe is a partner in the law firm of James, Lowe and Mobley, which rendered legal services to the Company and its subsidiaries during 1994 and which the Company expects to continue to render legal services during 1995, and has an ownership interest in certain entities that lease certain facilities to the Company, as described below. During 1994, the Company and its subsidiaries paid James, Lowe and Mobley legal fees in the aggregate amount of $82,921.

         Cavalier Homes of Alabama, Inc., a subsidiary of the Company ("Cavalier
- Alabama"), leases a manufacturing facility, office premises and certain equipment from a partnership, the partners of which include Jerry F. Wilson and John W Lowe, each of whom owns a one-third interest in such partnership and together own 6.3% of the Common Stock of the Company. The lease, which was entered into in September 1984, expires in August 1996, and provides for rental payments to be made by Cavalier - Alabama in the amount of $25,000 per month. During 1994 Cavalier - Alabama made rental payments to such partnership in the aggregate amount of $300,000 and expects to make rental payments in 1995 in the aggregate amount of $300,000. Cavalier - Alabama has the option to purchase the leased property at any time during the term of the lease for $1,750,000. The Company believes that the payments made under the lease are reasonable compared to amounts that would be paid to an unaffiliated entity for similar space.

         Cavalier - Alabama leases another manufacturing facility from a partnership, the partners of which include Jonathan B. Lowe, who owns a 5% interest, and Michael P. Lowe, who owns a 5% interest, in such partnership, each of whom is a son of John W Lowe; David A. Roberson, who owns a 10% interest in such partnership; and Jerry F. Wilson, Jr., who owns a 10% interest, and Jonathan D. Wilson, who owns a 10% interest, in such partnership, each of whom is a son of Jerry F. Wilson. All of the partners of such partnership beneficially own, in the aggregate, approximately 6% of the outstanding Common Stock of the Company, not including the shares of Common Stock beneficially owned by John W Lowe and Jerry F. Wilson. The lease, which was entered into in May 1993, expires in May 1997 and may be renewed for an additional four years at the option of Cavalier Alabama, provides for rental payments to be made by Cavalier - Alabama in the amount of $240,000 per year. Rent during the optional extension period is to be $264,000 per year. During 1994 Cavalier - Alabama made rental payments to such partnership in the aggregate amount of $240,000 and expects to make rental payments in 1995 in the aggregate amount of $240,000. Cavalier - Alabama has the option to purchase the leased property at any time during the term of the lease for $1,500,000. The Company believes that the payments made under the lease are reasonable compared to amounts that would be paid to an unaffiliated entity for similar space.

         During 1994 Quality Housing Supply, Inc., a subsidiary of the Company ("Quality"), leased a manufacturing facility from a corporation, the shareholders of which include John W Lowe, who owns a 25% interest in such corporation, and Jerry F. Wilson Jr. and Jonathan D. Wilson, each of whom owns a 12.5% interest in such corporation. The lease is for an initial term of five years with an option to renew by Quality for an additional five years. Monthly rental payments during the initial term are $6,000, and monthly rental payments during the optional extension period are equal to the initial rent increased by a factor based on increases in the Consumer Price Index ("CPI"). During 1994 Quality made rental payments to such corporation in the aggregate amount of $48,000 and expects to make rental payments in 1995 in the aggregate amount of $72,000. Quality also has the option at any time to purchase the land and improvements subject to the lease for $875,000, subject to a CPI adjustment if the purchase is during the renewal term. Quality also has a right of first refusal to purchase the property in the event the lessor has a bona fide offer to sell the property to a third party purchaser. The Company believes that the payments made under the lease are reasonable compared to amounts that would be paid to an unaffiliated entity for similar space.

         In February 1994, the Company entered into a $13 million revolving, warehouse and term loan agreement (the "Credit Facility") with First Commercial Bank. The Credit Facility contains a revolving line of credit which provides for borrowings (including letters of credit) of up to 80% and 50% of the Company's eligible (as defined) accounts receivable and inventories, respectively, up to a maximum of $5 million. Interest is payable under the revolving line of credit at the bank's prime rate. The warehouse and term loan agreements contained in the Credit Facility provide for borrowings of up to 80% of the Company's eligible (as defined) installment sales contracts, up to a maximum of $8 million. Interest on term notes is fixed for a period of five years from issuance at a rate based on the weekly average yield on five year treasury securities averaged over the preceding 13 weeks, plus 2.4%, and floats for the remaining two years at a rate (subject to certain limits) equal to the bank's prime rate plus .75%. The warehouse component of the Credit Facility provides for borrowings of up to $2 million with interest payable at the bank's prime rate plus 1%. However in no event may the aggregate borrowings under the warehouse and term loan agreement exceed $8 million. The Credit Facility, which is renewable annually, was due to expire in February 1995 but has been extended to June 30, 1995. Amounts outstanding under the Credit Facility are secured by accounts receivable and inventory, loans purchased and originated by Cavalier Acceptance Corporation, a Company Subsidiary, and the capital stock of certain Company subsidiaries. During 1994 the maximum principal balance outstanding under the term loan component of the Credit Facility was $3,700,000, and the Company made interest payments to First Commercial Bank in the aggregate amount of $61,832. In January 1995, the Company borrowed $2 million under the Credit Facility and during the period from January 1, 1995 to March 15, 1995, the maximum principal balance outstanding under the Credit Facility was $5,570,165 and the Company has paid interest during such period in the aggregate amount of $83,523. The Company had no borrowings under the revolving credit line component of the Credit Facility. Mr. Broughton is the President of First Commercial Bank.

                             CERTAIN RELATIONSHIPS
                            AND RELATED TRANSACTIONS

         During 1994, Buccaneer Homes of Alabama, Inc., a subsidiary of the Company ("Buccaneer"), leased a manufacturing facility from a corporation, the shareholders of which include Jerry F. Wilson, Jr. and Jonathan D. Wilson, each of whom owns a 12.5% interest in such corporation. The lease is for an initial term of five years with an option to renew by Buccaneer for an additional five years. Monthly rental payments during the initial term are $9,250, and monthly rental payments during the optional extension period are equal to the initial rent increased by a factor based on increases in the CPI. During 1994 Buccaneer made rental payments to such corporation in the aggregate amount of $74,000 and expects to make rental payments in 1995 in the aggregate amount of $111,000. Buccaneer also has the option at any time to purchase the land and improvements subject to the lease for $875,000, subject to a CPI adjustment if the purchase is during the renewal term. Buccaneer also has a right of first refusal to purchase the property in the event the lessor has a bona fide offer to sell the property to a third party purchaser. The Company believes that the payments made under the lease are reasonable compared to amounts that would be paid to an unaffiliated entity for similar space.


               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         The Company's executive officers, directors and beneficial owners of more than 10% of the Company's Common Stock are required under the Exchange Act to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Copies of these reports must also be furnished to the Company. Based on a review of copies of such reports furnished to the Company, the Company believes that during 1994 all applicable filing requirements were complied with in a timely manner.


                                 OTHER MATTERS

         The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in their best judgment.


                             STOCKHOLDER PROPOSALS

         Stockholder proposals submitted for consideration at the 1996 Annual Meeting of Stockholders must be received by the Company no later than November 25, 1995, to be included in the 1996 proxy material.



                              CAVALIER HOMES, INC.






                               David A. Roberson
                              Secretary-Treasurer


Addison, Alabama
March 23, 1995